NSAR ITEM 77O
VK Municipal Income Fund
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
    1       MA St. Health & Ed   Bear Stearns  1,000,000    0.59      4/09/01
    2       Broward Cnty. FL     Raymond James  2,400,000    1.35     5/21/01
            Airport Syst. Rev.



Underwriters for #1
Bear, Stearns & Co., Inc
J.P. Morgan Securities Inc.
Merrill Lynch & Co.
Morgan Stanley Dean Witter
Quick & Reilly, Inc.
State Street Capital Markets, LLC


Underwriters for #2
Raymond James & Associates, Inc.
Banc of America Securities LLC
M.R. Beal & Company
The Chapman Company
Morgan Stanley Dean Witter
Siebert Brandford Shank & Co.